EXHIBIT 99.1

Inuvo Announces New Presentation Time of 8:40 A.M. (EDT) at Craig-Hallum’s
2nd Annual Alpha Select Conference on October 6, 2011

CLEARWATER, Fla.-  October 5, 2011 - Inuvo®, Inc. (NYSE Amex: INUV), a leading provider of interactive marketing solutions for merchants and web publishers, today announced that Richard Howe, President and CEO of Inuvo, Inc., is scheduled to present at Craig-Hallum’s 2nd Annual Alpha Select Conference on Thursday, October 6, 2011 at 8:40 a.m. Eastern Time.  The conference will be held at New York’s Roosevelt Hotel, with one-on-one meetings held throughout the day.

The conference will showcase more than 50 small and micro cap companies. Presenting companies pertain to four general sectors: Consumer, Healthcare, Services and Technology along with many Special Situation opportunities. Interested parties are invited to view the live webcast of the presentation on the Investor Relations section of the Inuvo website at www.inuvo.com/investor-relations.
If you would like to schedule a meeting with Richard Howe, please contact Thomas Walsh at (212) 398-3487 or twalsh@allianceadvisors.net.

About Craig-Hallum Capital Group, LLC.

Craig-Hallum was founded in 1997 and is owned and operated by experienced professionals who have significant knowledge and expertise in each of the company’s lines of business. The firm's professionals are committed to excellence and the success of the company’s corporate and institutional clients, and understand that bringing value to their clients is critical to Craig-Hallum’s success. Craig-Hallum’s principal activities include research, institutional sales and trading, and investment banking. For more information, visit www.craighallum.com.

About Inuvo, Inc .

Inuvo®, Inc. (NYSE Amex: INUV), is an online technology and services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics. To find out more about how you can work with Inuvo, please visit www.inuvo.com.

Comparable companies include: ValueClick, Inc. (VCLK), Marchex, Inc. (MCHX), InterCLICK, Inc. (ICLK), LookSmart, Ltd. (LOOK), and Local.com Corp. (LOCM).